Exhibit 99.1

U.S. SHIPPING PARTNERS L.P. REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

Edison, N.J., August 11, 2008 – U.S. Shipping Partners L.P. (NYSE: USS) (the “Partnership”) today reported its results for the second quarter ended June 30, 2008.

The Partnership had voyage revenue of $49.8 million, operating income of $1.6 million and a net loss of $2.7 million for the three months ended June 30, 2008, compared to voyage revenue of $45.6 million, operating income of $6.2 million and net income of $2.4 million for the same period in 2007. The Partnership had voyage revenue of $101.3 million, operating income of $2.1 million and a net loss of $10.0 million for the six months ended June 30, 2008, compared to voyage revenue of $87.7 million, operating income of $16.6 million and net income of $8.2 million for the same period in 2007.

Earnings before interest, taxes and depreciation and amortization and other non-cash expenses (“Adjusted EBITDA”), a non-GAAP measure, were $12.5 million for the three months ended June 30, 2008, compared to $15.7 million for the comparable period in 2007. Adjusted EBITDA, a non-GAAP measure, was $30.1 million for the six months ended June 30, 2008, compared to $35.2 million for the comparable period in 2007.

As previously announced, the Partnership’s review of strategic alternatives and its negotiations with its lenders to amend certain financial covenants under its senior credit facility are continuing. In light of these continuing efforts, the Partnership has determined that it will not pay a distribution on its units for the quarter ended June 30, 2008.

The tug for the Partnership’s second articulated tug barge (“ATB”) is currently traveling up the east coast to pick up the barge portion in Sturgeon Bay, Wisconsin. The Partnership expects that the completed ATB will be placed in service during the second half of August, 2008, at a total cost (excluding capitalized interest) of approximately $66.6 million. The cost increase over the originally estimated amount of $65 million was principally due to contractually provided cost increases for steel and owner furnished equipment.

“Market conditions for Jones Act petroleum product tankers remained very challenging in the second quarter of 2008. Although our chemical business recovered somewhat in May and June following a weak April, the effects of record high oil prices on both refining activity and consumption of refined products caused a sharp drop in spot market demand for tanker transportation in our core market. Persistent record prices for fuel consumed to power our vessels also contributed to pressure on operating margins for those units primarily trading in the spot market. In response to the drop in spot market demand, the Partnership has redeployed three of its six ITB’s into carrying grain for humanitarian organizations under a U.S. government financed program where demand has been reasonably strong. However, given continued microeconomic stresses on the US economy and unprecedented crude oil prices, our outlook for 2008 remains very guarded” said Mr. Gridley.

In order to address reduced demand for our ITBs in the spot market for transportation of petroleum products, we are currently employing three of our ITBs in the foreign transportation of grain for humanitarian organizations. Unlike our petroleum voyages, where we generally recognize revenue and expenses based upon the relative transit time in each period to the total estimated transit time for each voyage, for our grain voyages we only recognize revenue and expenses when the grain reaches its final destination (although our expenses are deferred and accrued as a liability on our balance sheet), which often falls in the next reporting period. Accordingly, a comparison of our results for the three months ended June 30, 2008 with prior quarters and comparable periods in the prior year may be less meaningful.

Three Months Ended June 30, 2008

The Partnership had a net loss for the three months ending June 30, 2008 of $2.7 million compared to net income of $2.4 million for the same period in 2007. Operating income was $1.6 million for the three months ending June 30, 2008 compared to $6.2 million in the same period in 2007. Net loss per basic and diluted limited partnership unit for the second quarter 2008 was $0.14 compared to net income per basic and diluted limited partnership unit for the second quarter 2007 of $0.13.

Voyage revenue was $49.8 million for the three months ended June 30, 2008, an increase of $4.2 million from $45.6 million for the three months ended June 30, 2007. The increase in voyage revenue was primarily the result of the addition of the ATB Freeport placed in service in July 2007, as well as higher spot market rates compared to time charter rates given that spot market rates include an amount to cover voyage expenses whereas time charter rates do not include this amount because the customer is responsible for payment of these expenses. These revenues were partially offset by more offhire days due to reduced demand for our ITBs as well as the impact related to the difference in revenue recognition policies for grain voyages compared to our other voyages. Revenues are affected by several factors, such as the mix of charter types; the charter rates attainable in the market; fleet utilization and other items such as fuel surcharges. Certain charters, including contracts of affreightment and consecutive voyage charters, generally provide for fuel escalation charges, but do not fully protect the Partnership when the price of fuel increases. These charges generally increase revenue, but only serve to partially offset the increase in fuel expenses. Revenue for the three months ended June 30, 2008 included $4.4 million of fuel surcharges, compared to $2.6 million for the three months ended June 30, 2007.

For the three months ended June 30, 2008, revenues from our chemical fleet were $20.1 million, an increase of $5.4 million over the three months ended June 30, 2007. The ATB Freeport contributed $4.5 million of this increase; the remainder of the increase was due to increased charter rates and fuel surcharges. Revenue from the remainder of the Partnership’s vessels, which consist of the six ITBs and the product tanker Houston, were $29.8 million for the three months ended June 30, 2008, a decrease of $1.1 million from the comparable period in 2007. The decrease in revenue is largely due to the deferral of recognition of revenue of $5.5 million attributable to two grain voyages that commenced in the second quarter of 2008 that will be recognized in the third quarter of 2008 upon delivery of the grain to its final destination, as well as increased offhire days due to reduced demand in the spot market for transportation of petroleum products and required repairs to the ITB New York. The decrease in revenues from the Partnership’s ITB fleet was partially offset by the fact that the Partnership obtained higher rates than it would have received if the vessels had been operating on time charters, as the Partnership was responsible for the payment of voyage expenses.

During the three months ended June 30, 2008, voyage expenses increased by $8.6 million over the prior year due to the addition of the ATB Freeport, which contributed $1.4 million in voyage expenses, coupled with increases in fuel, port, commission and other costs on the remaining fleet of approximately $7.2 million. Approximately $3.8 million of the $7.2 million increase related to increased fuel costs, which were only partially offset by the $0.8 million of increased fuel surcharge revenue, and approximately $2.8 million related to the cost of readying our ITBs to transport grain. A significant increase in voyage expenses is due to the loss of two time charters for our ITBs in 2008 resulting in the Partnership incurring voyage expenses that it previously did not incur under time charters.  The impact of these additional voyage expenses increased revenues as rates are generally higher to compensate for these voyage expenses that were previously incurred by the customer under a time charter. Because we do not recognize voyage expenses related to our grain voyages until the voyage is completed, voyage expenses for the three months ended June 30, 2008 do not include approximately $2.3 million of expenses related to grain voyages commenced in the second quarter of 2008 yet completed in July 2008.

During the three months ended June 30, 2008 vessel operating expenses decreased $1.0 million from the second quarter of 2007, primarily due to a $2.2 million net reduction in expenditures on supplies, repairs and maintenance, safety and training. This decrease was partially offset by the addition of the ATB Freeport, which increased vessel operating expenses by $1.1 million. There was a net $0.1 million increase in all other vessel operating expenses.

General and administrative expenses decreased $0.2 million in the three months ended June 30, 2008 compared to the same period in 2007. A decrease in personnel expense of $0.6 million was partially offset by an increase in professional fees consisting of legal, accounting and consulting fees primarily related to our review of strategic alternatives, of $0.4 million.

During the three months ended June 30, 2008, depreciation and amortization expense increased by $1.4 million from the same period in 2007. The increase is primarily due to additional amortization of drydock expenditures of $1.0 million, principally resulting from drydocks completed in 2007, and $0.8 million attributable to the addition of the ATB Freeport. These increases to depreciation and amortization expense were partially offset by a decrease of $0.4 million resulting from an adjustment of to the values assigned to the vessels in the original purchase of the ITBs due to net payments made to us under the Hess Support Agreement, which under GAAP were considered an adjustment to the original purchase price.

Other expense in the three month ended June 30, 2008 of $45 reflects a loss related to the sale of surplus equipment. There was not other expense or income in the three months ended June 30, 2007.

Interest expense increased by $0.2 million for the three months ended June 30, 2008 compared to the same period in 2007 due primarily to increased borrowings. Interest income earned by the Partnership decreased by $2.0 million, due primarily to reduced balances in the Partnership’s restricted cash accounts. Funds were released in connection with the construction of the ATBs and the tankers being constructed by the joint venture entered into by the Partnership in 2006 (the “Joint Venture”). The restricted cash accounts consist of two escrow accounts which were established as part of the Partnership’s 2006 debt and equity financings to fund the construction of three new ATBs and the Partnership’s remaining committed equity contributions to the Joint Venture. Interest income will continue to decrease as funds in these escrow accounts are used to fund the construction of the three new ATBs and the Partnership’s equity contributions to the Joint Venture. As previously announced, the Partnership is in discussions to amend certain financial covenant ratios in its senior credit agreement; any amendment to these financial covenants will require the payment of fees and a higher rate of interest, which will negatively impact the Partnership’s results of operations.

For the second quarter of 2008, the Joint Venture recorded gains of $0.6 million on derivative financial instruments while the Partnership recorded no gains or losses on derivative financial instruments.

The net loss per basic and diluted limited partnership unit for the three months ended June 30, 2008 was $0.14 compared to net income per basic and diluted limited partnership unit of $0.13 for the three months ended June 30, 2007.

Adjusted EBITDA decreased by $3.2 million to $12.5 million for the three months ended June 30, 2008 from $15.7 million for the comparable period in 2007. The decrease was primarily due to an increase in voyage expenses of $8.6 million. Additionally, there was a $0.3 million decrease in gains on derivative financial instruments. These decreases were offset by an increase in voyage revenues of $4.2 million coupled with a decrease in vessel operating expenses of $1.0 million, a decrease of $0.2 million in general and administrative expense and a favorable variance of $0.3 million in the noncontrolling interest in the Joint Venture. Adjusted EBITDA is a non-GAAP measure explained in greater detail below under “Use of Non-GAAP Financial Information.”

Six Months Ended June 30, 2008

The Partnership’s net loss for the six months ending June 30, 2008 was $8.5 million compared to net income of $8.2 million for the same period in 2007. Operating income was $2.1 million for the six months ending June 30, 2008 compared to $16.6 million in the same period in 2007. Net loss per basic and diluted limited partnership unit in 2008 was $0.45 compared to a net income per basic and diluted limited partnership unit in 2007 of $0.44.

Voyage revenue was $101.3 million for the six months ended June 30, 2008, an increase of $13.6 million from $87.7 million for the six months ended June 30, 2007. Revenues are affected by several factors, such as the mix of charter types; the charter rates attainable in the market; fleet utilization and other items such as fuel surcharges. Certain charters, including contracts of affreightment and consecutive voyage charters generally provide for fuel escalation charges, but do not protect the Partnership fully when the price of fuel increases. These charges generally increase revenue, but only serve to partially offset the increase in fuel expenses. Revenue for the six months ended June 30, 2008 included $9.5 million of fuel surcharges, compared to $4.3 million for the six months ended June 30, 2007.

For the six months ended June 30, 2008, revenues from our chemical fleet were $39.5 million, an increase of $10.6 million over the six months ended June 30, 2007. The ATB Freeport contributed $8.7 million of this increase; the remainder of the increase was due to increased charter rates and fuel surcharges. Revenue related to the Partnership’s ITB fleet and the product tanker Houston were $61.8 million for the six months ended June 30, 2008, an increase of approximately $3.0 million from the comparable period in 2007. The increase in revenue for the ITB fleet revenue for the first half of 2008 was due primarily to approximately $3.0 million of revenue from a grain voyage the recognition of which was deferred from December 2007 until the grain reached its final destination in February 2008. Furthermore, the Partnership experienced increased revenues from obtaining higher rates than it would have received if the vessels had been operating on time charters, as the Partnership was responsible for the payment of voyage expenses, as well as increased days worked (due to 2008 being a leap year). The increase in revenue was partially offset by the ITBs being offhire more days in the first half of 2008 compared to the first half of 2007 and the deferral of recognition of $5.5 million of revenue attributable to two grain voyages that commenced in the second quarter of 2008 that will be recognized in the third quarter of 2008, when the grain reached its final destination. At June 30, 2008, total deferred costs for these grain voyages were approximately $2.3 million. Revenue related to the Partnership’s chemical fleet (other than the ATB Freeport) increased by $1.9 million from the comparable period in 2007 due to increased charter rates.

During the six months ended June 30, 2008, voyage expenses increased by $14.9 million over the prior year due to the addition of the ATB Freeport, which contributed $3.0 million in additional voyage expenses, along with increases in fuel, port, and commission costs on the remaining fleet of approximately $7.3 million. Approximately $6.2 million of this $7.3 million increase related to increased fuel costs, which were partially offset by the $3.2 million of increased fuel surcharge revenue. In addition, grain voyage related voyage expenses including tank cleaning increased by $4.6 million for the ITB Philadelphia, ITB Jacksonville, and ITB Baltimore in the first half of 2008. The significant increase in voyage expenses is due to the loss of two time charters in our ITB’s in 2008 resulting in the Partnership incurring voyage costs that it previously did not under time charters.  The impact of these additional voyage costs increased revenues as rates are higher to compensate for these voyage expenses that were previously incurred by the customer under a time charter.

During the six months ended June 30, 2008 vessel operating expenses increased $1.1 million from the second quarter of 2007, primarily due to the addition of the ATB Freeport, which contributed $2.4 million in vessel operating expenses. Additionally, crew wages and benefits increased by $.9 million and all other vessel operating expenses increased by $0.2 million. The increase in crew wages and benefits resulted from new collective bargaining agreements with the unions that cover the crew members and officers of our vessels effective in the second and third quarters of 2007, respectively. These increases were offset by a $2.4 million net decrease in expenditures for supplies and repairs and maintenance.

There was no change in general and administrative expenses in the six months ended June 30, 2008 compared to the same period in 2007. An increase in professional fees, consisting of legal, accounting and consulting fees, and directors fees of $1.0 million were offset by a net decrease in personnel expenses of $1.0 million.

During the six months ended June 30, 2008, depreciation and amortization expense increased by $2.8 million from the same period in 2007. The increase is primarily due to additional amortization of drydock expenditures of $2.0 million, principally resulting from drydocks completed in 2007, and $1.6 million attributable to the addition of the ATB Freeport. These increases to depreciation and amortization expense were partially offset by a decrease of $0.7 million resulting from an adjustment of to the values assigned to the vessels in the original purchase of the ITBs due to net payments made to us under the Hess Support Agreement, which under GAAP were considered an adjustment to the original purchase price.

Interest expense increased by $1.2 million for the six months ended June 30, 2008 compared to the same period in 2007 due primarily to increased borrowings. Interest income earned by the Partnership decreased by $3.6 million, due primarily to reduced balances in the Partnership’s restricted cash accounts as funds were released in connection with the construction of the ATBs and the tankers being constructed by the Joint Venture.

The Partnership recorded gains on derivative financial instruments of $0.7 million and the Joint Venture recorded gains of $0.3 million on derivative financial instruments during the six months ended June 30, 2008.

Adjusted EBITDA decreased by $5.0 million to $30.2 million for the six months ended June 30, 2008 from $35.2 million for the comparable period in 2007. The decrease was primarily due to an increase in voyage expenses of $14.9 million, the recognition of a $3.5 million contract settlement in the first half of 2007 and increased vessel operating expenses of $1.1 million These decreases were partially offset by an increase in voyage revenues of $13.6 million. Additionally, adjusted EBITDA for the 2008 period reflects a $0.7 million favorable variance related to the noncontrolling interest in the of the Joint Venture and a $.1 million increase on derivative financial instruments recorded by the Partnership and the Joint Venture. Adjusted EBITDA is a non-GAAP measure explained in greater detail below under “Use of Non-GAAP Financial Information.”

Liquidity

During the first half of 2008, all but one of the Partnership’s ITBs began to operate in the spot market for the transportation of petroleum products, which has increased the volatility of the Partnership’s revenues and working capital requirements, and decreased the predictability of its cash flows. Beginning in late March 2008, market conditions in the spot market deteriorated substantially due to the overall softening of U.S. economic activity and decreased demand for the domestic coastwise transportation of petroleum products. Additionally, refinery utilization has declined considerably, fuel prices for operating the Partnership’s vessels are at record levels and newbuilds have increased capacity serving the Jones Act market at a faster rate than demand and the expected decrease in capacity due to the required phase-outs under the Oil Pollution Act of 1990. Due to these market shifts, the ITBs have recently incurred idle periods greater than, and charter rates below, the Partnership’s expectations at the beginning of 2008. During the first half of 2008, the Partnership also experienced modest decreased demand for the domestic coastwise transportation of chemical products served by its chemical transporting vessels, which the Partnership believes was primarily due to its customers working off inventory levels due to the decline in economic activity.

As a result, the Partnership’s cash flows and liquidity have come under increasing pressure due to the current difficult market conditions, which has substantially increased the likelihood that the Partnership will not be able to remain in compliance with certain financial covenants relating to leverage (debt to EBITDA) and fixed charge and interest coverage under its senior credit facility as early as the end of the third quarter of 2008. The Partnership is currently in compliance with all its financial covenants as of the end of the second quarter of 2008. We expect to generate sufficient cash, together with borrowings under its revolving credit facility, to make interest payments and scheduled principal payments on its debt.

Additionally, participation in the spot market requires the Partnership to carry higher amounts of working capital, as under spot charters fuel costs are the Partnership’s responsibility and are paid at the time fuel is delivered, and not realized economically until payment is made to USS by the customer. Additionally, payment generally occurs at the completion of a voyage, compared to time charters, where payment is generally made by the customer at the beginning of a fixed period of time, such as a month. In addition, grain voyages, where the Partnership is paid at the end of the voyage when the grain reaches its final destination, tend to be substantially longer in duration than refined petroleum product voyages. As the Partnership adds two additional vessels in 2008 and its ITBs participate more in the spot market, USS expects its working capital requirements to increase. The Partnership has limited availability under its credit facility to finance this increase in working capital requirements.

In response to these issues, the Partnership has retained Greenhill & Co., LLC and Jefferies & Company, Inc. to assist it in exploring strategic alternatives, including either the possible sale of the business or the sale of new equity, and other ways to increase liquidity and strengthen the financial resources of the Partnership. In order to give the Partnership adequate time to pursue strategic alternatives, the Partnership has entered into negotiations with its lenders to amend certain financial ratio covenants under its senior credit facility. Based on discussions to date with its lenders regarding an amendment to the senior credit facility, the Partnership believes any amendment will require the payment of additional fees and a higher interest rate and will prohibit the payment of distributions on any units until the current senior credit facility is repaid. There can be no assurance that we will be successful in obtaining an amendment to our senior credit facility on acceptable economic terms. If we are not in compliance with our financial covenants, our lenders have a number of remedies, including declaring all outstanding borrowings to be immediately due and payable and refusing to make funds available under the revolving credit facility. In addition, we would be prohibited from making distributions on our common units until we are again in compliance, although any unpaid distributions will continue to accrue on the common units. Furthermore, the lenders under the senior credit facility could prohibit us from paying interest on the senior notes.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, petrochemical and commodity chemical products, in the U.S. domestic “coastwise” trade. The Partnership’s existing fleet consists of eleven tank vessels: six integrated tug barge units; one product tanker; three chemical parcel tankers and one ATB that was delivered in June 2007 and entered service in July 2007. The Partnership has embarked on a capital construction program to build additional ATBs and, through a joint venture, additional tank vessels that upon completion will result in the Partnership having one of the most modern fleets in service. For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

Use of Non-GAAP Financial Information

U.S. Shipping Partners L.P. reports its financial results in accordance with generally accepted accounting principles. However, we also present Adjusted EBITDA, a non-GAAP financial measure that is used as a supplemental financial measure by management and by external users (including our lenders) of our financial statements to assess (a) the financial performance of our assets, and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to partners, (b) our operating performance and return on invested capital as compared to other companies in our industry, and (c) our compliance with certain financial covenants in our debt agreements. The calculation of Adjusted EBITDA is detailed in the table below, together with a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measurement. Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity under GAAP. Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership’s filings with the SEC and include, among other things, the willingness of our lenders to amend our credit agreement on commercially acceptable terms and to continue to make advances to us under our revolving credit facility to meet our working capital requirements, increased financing costs, no occurrence of an event of default under our credit agreement that would allow our lenders to demand immediate repayment of all outstanding borrowings under the credit facility, future charter rates, demand in the spot market for vessels and timely and on-budget delivery in the second half of 2008 of two ATBs currently under construction.

U.S. Shipping Partners L.P.
Consolidated Statements of Operations
(in thousands, except for per unit data) (unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2008	2007	2008	2007

Voyage revenue	$49,819	$45,621	$101,323	$87,703

Vessel operating expenses	16,384	17,407	33,405	32,325
% of voyage revenue	32.9%	38.2%	33.0%	36.9%
Voyage expenses	17,331	8,712	31,010	16,149
% of voyage revenue	34.8%	19.1%	30.6%	18.4%
General and administrative expenses	4,011	4,241	8,005	8,006
% of voyage revenue	8.1%	9.3%	7.9%	9.1%
Depreciation and amortization	10,445	9,054	20,949	18,102
Other expense (income)	45	—	5,832	(3,486)

Total operating expenses, net	48,216	39,414	99,201	71,096

Operating income	1,603	6,207	2,122	16,607
% of voyage revenue	3.2%	13.6%	2.1%	18.9%
Interest expense	6,879	6,655	14,770	13,572
Interest income	(655)	(2,572)	(1,695)	(5,247)
Net gains on derivative financial instruments	(586)	(904)	(1,028)	(904)

(Loss) income before income taxes and noncontrolling interest	(4,035)	3,028	(9,925)	9,186
(Benefit) provision for income taxes	(1,514)	202	(1,222)	622

(Loss) income before noncontrolling interest	(2,521)	2,826	(8,703)	8,564
Noncontrolling interest in Joint Venture (income) loss	(162)	(418)	242	(407)

Net (loss) income	$(2,683)	$2,408	$(8,461)	$8,157

General partner’s interest in net (loss) income	$(54)	$48	$(169)	$163
Limited partners’ interest in:
Net (loss) income	$(2,629)	$2,360	$(8,292)	$7,944
Net (loss) income per unit - basic and diluted	$(0.14)	$0.13	$(0.45)	$0.44
Weighted average units outstanding - basic	18,254	18,234	18,244	18,234
Weighted average units outstanding - diluted	18,254	18,235	18,244	18,234

U.S. Shipping Partners L.P.
Supplemental Operating Statistics

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2008	2007	2008	2007

Total fleet
Vessel days	1,001	910	2,002	1,810
Days worked (1)	937	896	1,922	1,789
Drydocking days	—	6	—	6
Net utilization (1) (2)	94%	98%	96%	99%
Average time charter equivalent rate (3) (4)	$36,310	$41,193	$37,424	$39,997

(1)

There were 19 days of unscheduled off-hire in the first quarter of 2008 that were required to complete repairs to one of the engines on the ITB Philadelphia damaged enroute back to New York during the grain voyage in February 2008. There were also 25 days of unscheduled off-hire on the ITB New York in the second quarter of 2008 for port stern tube repairs. As a result, days worked for the six months ended June 30, 2008 is reduced by these days and net utilization is negatively affected.

(2)	Net utilization is equal to the total number of days worked by our vessels during a defined period, divided by total vessel days (number of vessels x calendar days) for that period.

(3)

Average time charter equivalent rate is equal to net voyage revenue earned by our vessels during a defined period, divided by the total number of actual days worked by those vessels during that period adjusted for any deferred revenue days. Net voyage revenue is calculated by subtracting voyage expenses from voyage revenue.

(4)

The calculations of average time charter equivalent rate for the six months ended June 30, 2008 include both the revenue and eighteen days worked by the ITB Philadelphia for which no net voyage revenue was recorded in 2007. Furthermore, the 2008 calculation for the six months ended June 30, 2008 of average time charter equivalent rate does not include approximately forty three days worked by the ITB Baltimore for which no net voyage revenue was recorded in 2008.

U.S. Shipping Partners L.P.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands) (unaudited)

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and
Earnings before Interest, Taxes, Depreciation and Amortization and Other Non-Cash Expense
(Adjusted EBITDA)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2008	2007	2008	2007

Net (loss) income	$(2,683)	$2,408	$(8,461)	$8,157
Adjustments to reconcile net (loss) income to EBITDA and Adjusted EBITDA:
Depreciation and amortization	10,445	9,054	20,949	18,102
Interest expense, net	6,224	4,083	13,075	8,325
(Benefit) provision for income taxes	(1,514)	202	(1,222)	622

EBITDA	12,472	15,747	24,341	35,206
Other non-cash expense	45	—	5,832	—

Adjusted EBITDA	$12,517	$15,747	$30,173	$35,206

Contact Information:
Albert Bergeron
Chief Financial Officer
U.S. Shipping Partners L.P.
1-866-467-2400